Press Release	Exhibit 99.1

AVIS BUDGET GROUP REPORTS RESULTS

FOR THIRD QUARTER 2008

Company Announces Plan to Reduce Costs and Improve Efficiencies

•	Third quarter revenue totaled $1.7 billion.

•	Generated EBITDA of $141 million and pretax income of $87 million excluding unusual items.

•	Recorded unusual charge of $1.3 billion, primarily for goodwill impairment.

•	Reported pretax loss of $1.2 billion.

•	Reduced staffing levels in field, shared services and headquarters functions.

•	Revises 2008 outlook.

Parsippany, N.J., November 6, 2008 – Avis Budget Group, Inc. (NYSE: CAR) today reported results for its third quarter, which ended September 30, 2008. For the third quarter, revenue was $1.7 billion, virtually the same as in third quarter 2007. EBITDA totaled $141 million and pretax income was $87 million, excluding $1.3 billion of impairment charges and $11 million of restructuring and other unusual items recorded in the quarter. Including these items, EBITDA was $130 million, and the Company’s pretax loss was $1.2 billion.

“Despite accelerating weakness in the global economy and travel industry, our steadfast focus on providing our customers with outstanding service enabled the Company to record third quarter revenue comparable to a year ago, the strongest quarter in our history. Commercial and leisure travel declined faster than anticipated during the quarter, creating a more difficult operating environment for our industry overall and for our business,” said Ronald L. Nelson, Avis Budget Group Chairman and Chief Executive Officer. “Our flexible business model enabled us to respond quickly to this challenging environment by taking aggressive action to lower our costs. We reduced the size of our fleet, continued to achieve solid results in our sales of used vehicles, and have aggressively cut costs.”

Cost-Reduction and Efficiency Improvement Plan

During the third quarter, the Company eliminated more than 700 positions to reduce costs and streamlined infrastructure in its headquarters, sales, contact center and field operations, with most of the reductions occurring in the United States and Canada. These reductions and other actions are expected to save the Company more than $50 million annually.

“The ongoing weakness in our industry, the economy and the credit markets makes it imperative that we now take further action to strengthen the foundation of our business. We will build on what we have done in the third quarter and the savings achieved from our ongoing Performance Excellence initiative with a five-point plan that we anticipate will provide annual cost savings and other benefits totaling $125-$200 million by the middle of 2009. These actions will help us run our business as efficiently as possible during these tough market conditions and position the Company well for the future,” Mr. Nelson said.

The Company intends to realize these savings through the following specific actions:

•	Significant reductions in fleet costs, operating costs and selling, general and administrative expenses;

•	A thorough review of station, segment and customer profitability to identify and respond appropriately to unprofitable aspects of the business;

•	Targeted increases in pricing in order to improve revenue per day and overall profitability;

•	Further consolidation of purchasing programs and streamlined procurement practices; and

•	Further consolidation of customer-facing, and back-office functions and locations across our operations, which is expected to provide considerable synergies.

Financing

As discussed below, in October the Company extended $1.35 billion of its principal $1.5 billion asset-backed bank conduit facility, which is used to finance cars in its rental fleet, for sixty days while it continues to work with lenders on a further renewal. As a result of recent decreases in demand for vehicle rental services and increases in borrowing costs associated with fleet financing, the Company may in the future be unable to comply with financial covenants contained in its principal corporate credit facility. The Company therefore intends to seek an amendment to the terms of the facility to relax the covenant requirements. The Company was in compliance with the required financial covenants as of September 30, 2008.

Executive Summary of Third Quarter Results

In the third quarter, our car rental revenues were essentially unchanged year-over-year, reflecting a 3% decrease in rental days offset by a 10% increase in ancillary revenues. Time and mileage revenue per day rates for our car rental operations were down slightly versus third quarter 2007, and down 1% excluding the impact of foreign exchange, due to leisure pricing being challenging and the mix effect of longer length of rental and lower corporate volumes. Commercial time and mileage rates per day also decreased slightly.

Our car fleet costs increased 9% driven by a 2% decrease in our fleet to support volume levels and an 11% increase in our per-unit fleet costs. While our disposition of risk cars progressed well, our per-unit costs increased more than anticipated as we defleeted to meet lower demand levels. Other operating expenses, excluding fleet-related costs and unusual items, increased by 20 basis points year-over-year to 48.8% of revenue, entirely due to increased gasoline costs. Excluding the impact of higher gasoline prices, operating expenses declined by more than 90 basis points as a percentage of revenue year-over-year as our cost-saving initiatives gained traction. Sales, general and administration costs, excluding unusual items, declined slightly as a percentage of revenue primarily due to our cost-reduction efforts.

Truck rental revenue and EBITDA declined as rental days and price decreased compared to third quarter 2007. One-way rental volumes continued to experience softness as the housing market remained weak. Pricing declined across all sectors of our truck rental business, and the reduction in one-way rentals, which typically have a higher daily rate, magnified the decline in average daily rate.

Business Segment Discussion

The following discussion of third quarter operating results focuses on revenue and EBITDA for each of our operating segments. Revenue and EBITDA are expressed in millions.

Domestic Car Rental

(Consisting of the Company’s U.S. Avis and Budget car rental operations)

	2008	2007	% change
Revenue	$1,319	$1,331	(1)%
EBITDA	$67	$105	(36)%

Revenue decreased primarily due to a 3% decrease in rental days and a slight decline in time and mileage rates per day offset by a 10% increase in ancillary revenues. EBITDA declined as cost savings and ancillary revenue increases were offset by the decline in volume, higher gasoline expense and an increase in fleet costs year-over-year. EBITDA also includes $10 million of unusual expenses for workforce reductions as well as settlement of a litigation claim.

International Car Rental

(Consisting of the Company’s international Avis and Budget car rental operations)

	2008	2007	% change
Revenue	$265	$256	4%
EBITDA	$60	$51	18%

Revenue increased primarily due to increased ancillary revenues as rental days and time and mileage rates per day were relatively unchanged year-over-year. Excluding the impact of foreign exchange rate movements, time and mileage per day rates decreased 1%. EBITDA increased year-over-year due to increased ancillary revenues, lower self-insurance costs and favorable foreign exchange movements.

Truck Rental

(Consisting of the Company’s Budget truck rental business)

	2008	2007	% change
Revenue	$116	$129	(10)%
EBITDA	$6	$15	(60)%

Revenue decreased primarily due to an 8% decrease in time and mileage per day rates and a 3% decline in rental days. EBITDA decreased due to the revenue decline partially offset by operating cost-reduction efforts and decreased fleet costs.

Other Items

•

Free Cash Flow – We generated $300 million of Free Cash Flow in the nine months ended September 30, 2008. Excluding the effect of acquiring and refinancing fleet purchased in the acquisition of licensees (principally the Budget licensees for Newark, N.J. and Norfolk, Va.), we generated $264 million of Free Cash Flow in the nine-month period, and we continue to target Free Cash Flow to be 85% or more of pretax income in 2008.

•

Domestic Vehicle Financing Facility – In October, the Company extended $1.35 billion of its principal $1.5 billion asset-backed bank conduit facility to finance cars in its rental fleet for sixty days while it continues to work with lenders on a further renewal. The cost of borrowings under the facility, which now matures in late December 2008, will be nearly three percentage points higher than in the past due to the recent turmoil in the credit markets. In addition, the facility will now carry double-A ratings, up from the previous single-A. In conjunction with the extension of this facility, we amended our $1.1 billion seasonal conduit facility, which matures in February 2009, to contain similar pricing and other terms. We have also transferred $100 million of commitments from the seasonal conduit facility to the principal conduit facility.

•

Unusual Items – We recorded $11 million of expenses in third quarter 2008 primarily due to the reductions of approximately 700 employee positions and the settlement of a litigation claim. These reductions and other actions are expected to save us over $50 million on an annual basis.

The Company also evaluated its goodwill and other assets for impairment during the third quarter. In light of the significant decline in the Company’s equity market value over the last several months, as well as soft economic conditions and financial market disruptions that have increased the cost of capital for many corporations, we concluded that our goodwill and certain of our investments and intangible assets were impaired. As a result, we recorded a $1.3 billion charge ($1.1 billion, net of tax) and reduced the carrying value of goodwill by $923 million, other intangible assets by $321 million, and investment in Carey International by $18 million. The charge was non-cash and does not affect the Company’s debt covenants.

•

Carey – Our third quarter results include our equity in the results of Carey International, the leading international provider of chauffeured ground transportation services. These results are included in the Corporate and Other segment and, other than the impairment charge we recorded, did not have a meaningful impact.

•	Fuel Hedge – In the third quarter we executed gasoline hedges for the fourth quarter and a portion of our 2009 fuel needs. We recorded a $5 million mark-to-market loss on these hedges.

Outlook

The Company has updated its outlook for 2008. We expect that domestic enplanements, which are a principal determinant of on-airport rental volumes, will decrease in 2008 compared to 2007 amid airline capacity reductions and a weak macroeconomic environment in second half 2008. In addition, the Company expects that its domestic time and mileage revenue per rental day will be down 1-2% and its domestic rental day volume will be unchanged in 2008 compared to 2007. We expect incremental year-over-year revenue growth from where2 GPS rentals and insurance replacement rentals.

Domestic fleet costs are expected to increase approximately 8% per vehicle in 2008 compared to 2007, which is higher than previously estimated due to costs and inefficiencies associated with reducing our fleet size to reflect decreased demand. In particular, the incrementally higher costs result primarily from decreased vehicle hold periods, due to the accelerated reduction of our fleet, and a corresponding increase in expenses incurred to prepare vehicles for disposition, which are a component of our fleet costs. For the 2009 model year, the Company expects the portion of its domestic fleet that is not subject to manufacturer repurchase agreements to be approximately 50%, consistent with its mix of vehicle purchases in model year 2008. In addition, the Company has intensified its efforts to reduce costs and enhance productivity through its Performance Excellence and other initiatives and continues to expect the benefit of these initiatives to exceed $40 million over the course of 2008.

It has become increasingly difficult to accurately forecast our future results in the current environment. The Company currently expects that its full-year 2008 revenue, EBITDA and pretax income, excluding unusual items, will be significantly lower than our previous estimates primarily due to lower vehicle rental revenues than expected. The Company is not publishing new estimates at this time.

The Company expects the macroeconomic environment, conditions in the credit and used vehicle markets and demand for vehicle rentals to be particularly challenging in fourth quarter 2008. Our planned actions to reduce costs and improve efficiencies will likely result in our incurring restructuring costs, as did our third-quarter staffing reductions. Despite these actions, however, we currently estimate that our Domestic Car Rental segment will report an EBITDA loss in the fourth quarter and that the Company will, in aggregate, report a pretax loss in the fourth quarter, excluding any restructuring costs or other unusual items.

Investor Conference Call

Avis Budget Group will host a conference call to discuss third quarter results on Friday, November 7, 2008, at 9:00 a.m. (ET). Investors may access the call live at www.avisbudgetgroup.com or by dialing (210) 234-0038, and providing the access code “Avis Budget.” A web replay will be available at www.avisbudgetgroup.com following the call. A telephone replay will be available from 2:00 p.m. (ET) on November 7, 2008 until 8:00 p.m. (ET) on November 14 at (203) 369-0936, access code: “Avis Budget.”

About Avis Budget Group, Inc.

Avis Budget Group (NYSE: CAR) is a leading provider of vehicle rental services, with operations in more than 70 countries. Through its Avis and Budget brands, the Company is the largest general-use vehicle rental company in each of North America, Australia, New Zealand and certain other regions based on published airport statistics. Avis Budget Group is headquartered in Parsippany, N.J. and has more than 30,000 employees. For more information about Avis Budget Group, visit www.avisbudgetgroup.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to, the downturn in the U.S. economy, the high level of competition in the vehicle rental industry, greater than expected cost increases for new vehicles, disposition of vehicles not covered by manufacturer repurchase programs in the used vehicle marketplace, the financial condition of the auto manufacturers that supply our rental vehicles which could impact their ability to perform their obligations under our repurchase and/or guaranteed depreciation arrangements, a downturn in airline passenger traffic, an occurrence or threat of terrorism, our requirement for substantial capital, a disruption in our ability to obtain financing for our operations, our ability to meet the financial covenants contained in our senior credit facilities, any additional significant increase in interest rates or borrowing costs, fluctuations related to the mark-to-market of derivatives which hedge our exposure to interest rates and fuel costs, the Company’s ability to execute on its cost and efficiency plans and strategies and the Company’s ability to accurately estimate its future results and implement its strategy for growth. Other unknown or unpredictable factors also could have material adverse effects on Avis Budget Group’s performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in Avis Budget Group’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 and in future filings with the SEC, including under headings such as “Forward-Looking Statements”, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”. Except for the Company’s ongoing obligations to disclose material information under the federal securities laws, the Company undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events unless required by law.

The Company’s share repurchase program may be suspended, modified or discontinued at any time without prior notice; accordingly, there can be no assurances that any additional repurchases will occur.

This release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained on Table 5 to this release.

Contacts
Media Contact:	Investor Contact:
John Barrows	David Crowther
973-496-7865	973-496-7277

# # #

Tables Follow

Table 1

Avis Budget Group, Inc.

SUMMARY DATA SHEET

(In millions, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
Income Statement Items
Including Unusual Items
Net revenues	$1,701	$1,719	(1%)	$4,723	$4,600	3%
Income (loss) before income taxes	(1,186)	116	*	(1,179)	162	*
Income (loss) from continuing operations	(1,006)	63	*	(1,003)	98	*
EPS from continuing operations (diluted)	(9.91)	0.60	*	(9.84)	0.94	*

Excluding Unusual Items (non-GAAP) (A)
Net revenues	$1,701	$1,719	(1%)	$4,723	$4,600	3%
Income before income taxes	87	119	(27%)	96	162	(41%)
Income from continuing operations	57	64	(11%)	61	98	(38%)
EPS from continuing operations (diluted)	0.55	0.61	(10%)	0.60	0.94	(36%)

	As of
	September 30, 2008	December 31, 2007
Balance Sheet Items
Cash and cash equivalents (B)	$374	$214
Vehicles, net	8,029	7,474
Debt under vehicle programs	6,848	5,596
Debt under vehicle programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC	6,286	5,366
Corporate debt	1,791	1,797
Stockholders’ equity	380	1,465

Segment Results
	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
Net Revenues
Domestic Car Rental	$1,319	$1,331	(1%)	$3,695	$3,609	2%
International Car Rental	265	256	4%	725	649	12%
Truck Rental	116	129	(10%)	300	326	(8%)
Corporate and Other	1	3	*	3	16	*

Total Company	$1,701	$1,719	(1%)	$4,723	$4,600	3%

EBITDA (C)
Domestic Car Rental	$67	$105	(36%)	$128	$215	(40%)
International Car Rental	60	51	18%	116	96	21%
Truck Rental	6	15	(60%)	4	14	(71%)
Corporate and Other (D)	(3)	(3)	*	(11)	(2)	*

Total Company	$130	$168	(23%)	$237	$323	(27%)

Reconciliation of EBITDA to Income (loss) before income taxes
Total Company EBITDA	$130	$168		$237	$323
Less: Non-vehicle related depreciation and amortization	23	21		62	64
Interest expense related to corporate debt, net	31	31		92	97
Impairment (A)	1,262	—		1,262	—

Income (loss) before income taxes	$(1,186)	$116	*	$(1,179)	$162	*

*	Not meaningful.
(A)	We recorded unusual charges of $1,262 million ($1,056 million, net of tax) for the impairment of goodwill, our tradenames asset and our investment in Carey Holdings, Inc., and $11 million for restructuring and other items during the three months ended September 30, 2008. Domestic Car Rental recorded $892 million of the unusual charges, International Car Rental recorded $276 million, Truck Rental recorded $87 million and Corporate and Other recorded $18 million.
(B)	The balance at September 30, 2008 and December 31, 2007 includes $11 million and $24 million, respectively, of cash which will be utilized to pay separation costs or will be distributed to Realogy and Wyndham.
(C)	See Table 5 for a description of EBITDA.
(D)	Corporate and Other includes separation-related cost (credits) of $2 million and $(4) million during the three and nine months ended September 30, 2007, respectively. The nine months ended September 30, 2007 amount includes a $14 million credit resulting from the recognition of receivables from Realogy and Wyndham for tax-related liabilities the Company recorded on January 1, 2007 in connection with the adoption of FASB Interpretation No. 48, "Accounting for Uncertainty in Income Taxes".

Table 2

Avis Budget Group, Inc.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Revenues
Vehicle rental	$1,298	$1,348	$3,611	$3,600
Other	403	371	1,112	1,000

Net revenues	1,701	1,719	4,723	4,600

Expenses
Operating	847	835	2,435	2,331
Vehicle depreciation and lease charges, net	473	441	1,296	1,205
Selling, general and administrative	171	176	513	504
Vehicle interest, net	74	96	234	237
Non-vehicle related depreciation and amortization	23	21	62	64
Interest expense related to corporate debt, net	31	31	92	97
Separation costs, net (A)	—	3	2	—
Restructuring charges (B)	6	—	6	—
Impairment (C)	1,262	—	1,262	—

Total expenses	2,887	1,603	5,902	4,438

Income (loss) before income taxes	(1,186)	116	(1,179)	162
Provision (benefit) for income taxes	(180)	53	(176)	64

Income (loss) from continuing operations	(1,006)	63	(1,003)	98
Income (loss) from discontinued operations, net of tax	—	(3)	—	(3)
Gain on disposal of discontinued operations, net of tax (D)	—	43	—	45

Net income (loss)	$(1,006)	$103	$(1,003)	$140

Earnings per share
Basic
Income (loss) from continuing operations	$(9.91)	$0.60	$(9.84)	$0.95
Income (loss) from discontinued operations	—	(0.02)	—	(0.03)
Gain on disposal of discontinued operations	—	0.42	—	0.44

Net income (loss)	$(9.91)	$1.00	$(9.84)	$1.36

Diluted
Income (loss) from continuing operations	$(9.91)	$0.60	$(9.84)	$0.94
Income (loss) from discontinued operations	—	(0.02)	—	(0.03)
Gain on disposal of discontinued operations	—	0.41	—	0.43

Net income (loss)	$(9.91)	$0.99	$(9.84)	$1.34

Weighted average shares outstanding
Basic	101.6	103.9	101.9	102.9
Diluted	101.6	105.0	101.9	104.1

(A)	Represents costs we incurred in connection with the execution of the plan to separate Cendant into four independent companies.
(B)	The 2008 amounts represent charges we incurred in connection with restructuring initiatives within Domestic Car Rental and International Car Rental, and are primarily severance-related expenses.
(C)	The Company recorded a $1,262 million ($1,056 million after tax) charge during third quarter 2008, for (i) the impairment of goodwill in the Company’s Domestic Car Rental, International Car Rental and Truck Rental segments, (ii) the impairment of the Company’s tradenames asset and (iii) the impairment of the Company’s investment in Carey Holdings, Inc. These charges reflect the decline in the assets’ fair value below their carrying value.
(D)	Represents purchase price adjustments related to the sale of Travelport, which was disposed of on August 23, 2006.

Table 3

Avis Budget Group, Inc.

SEGMENT REVENUE DRIVER ANALYSIS

	Three Months Ended September 30,			Nine Months Ended September 30,
	2008	2007	% Change	2008	2007	% Change
CAR RENTAL

Domestic Car Rental Segment

Rental Days (000’s)	24,783	25,586	(3%)	72,584	71,776	1%
Time and Mileage Revenue per Day	$41.17	$41.41	(1%)	$39.50	$39.98	(1%)
Average Rental Fleet	359,791	368,595	(2%)	354,493	351,477	1%

International Car Rental Segment

Rental Days (000’s)	4,139	4,143	(0%)	11,046	10,841	2%
Time and Mileage Revenue per Day	$44.60	$44.39	0%	$45.72	$42.94	6%
Average Rental Fleet	62,675	61,710	2%	57,360	56,036	2%

Total Car Rental

Rental Days (000’s)	28,922	29,729	(3%)	83,630	82,617	1%
Time and Mileage Revenue per Day	$41.66	$41.83	(0%)	$40.32	$40.37	(0%)
Average Rental Fleet	422,466	430,305	(2%)	411,853	407,513	1%

TRUCK RENTAL SEGMENT

Rental Days (000’s)	1,195	1,229	(3%)	3,151	3,163	(0%)
Time and Mileage Revenue per Day	$77.74	$84.74	(8%)	$75.69	$83.58	(9%)
Average Rental Fleet	30,068	29,365	2%	29,764	28,684	4%

Rental days and time and mileage revenue per day are calculated based on the actual usage of the vehicle during a 24-hour period. Our calculation of rental days and time and mileage revenue per day may not be comparable to the calculation of similarly-titled statistics by other companies.

Table 4

Avis Budget Group, Inc.

CONSOLIDATED SCHEDULES OF CASH FLOWS AND FREE CASH FLOWS

(In millions)

CONSOLIDATED SCHEDULE OF CASH FLOWS

Nine Months Ended September 30, 2008
Operating Activities
Net cash provided by operating activities exclusive of vehicle programs	$151
Net cash provided by operating activities of vehicle programs	1,267

Net cash provided by operating activities	1,418

Investing Activities
Net cash used in investing activities exclusive of vehicle programs	(151)
Net cash used in investing activities of vehicle programs	(2,344)

Net cash used in investing activities	(2,495)

Financing Activities
Net cash used in financing activities exclusive of vehicle programs	(40)
Net cash provided by financing activities of vehicle programs	1,289

Net cash provided by financing activities	1,249

Effect of changes in exchange rates on cash and cash equivalents	(12)

Net increase in cash and cash equivalents	160
Cash and cash equivalents, beginning of period	214

Cash and cash equivalents, end of period	$374

CONSOLIDATED SCHEDULE OF FREE CASH FLOWS (A)
Nine Months Ended September 30, 2008
Pretax loss	$(1,179)
Addback of non-cash, non-vehicle related depreciation and amortization	62
Addback of impairment	1,262
Working capital and other (B)	26
Capital expenditures	(65)
Tax payments, net of refunds (C)	(13)
Vehicle programs and (gain) loss on vehicle sales (D)	207

Free Cash Flow	300

Payments for acquisitions, net of cash acquired (E)	(88)
Net issuance (repurchase) of common stock	(33)
Net borrowings (repayments)	(7)
Investments and other	(12)

Net increase in cash and cash equivalents (per above)	$160

(A)	See Table 5 for a description of Free Cash Flow.
(B)	Working capital and other includes net Separation-related outflows of $14 million.
(C)	Tax payments, net of refunds excludes $4 million in net payments reimbursed by Realogy and Wyndham per the Separation and Distribution Agreement.
(D)	Primarily reflects vehicle-backed borrowings that are incremental to vehicle-backed borrowings required to fund incremental vehicle and vehicle-related assets.
(E)	Payments for acquisitions, net of cash acquired includes fleet purchases of $36 million.

RECONCILIATION OF FREE CASH FLOW TO NET CASH PROVIDED BY OPERATING ACTIVITIES

Nine Months Ended September 30, 2008
Free Cash Flow (per above)	$300
Cash (inflows) outflows included in Free Cash Flow but not reflected in
Net Cash Provided by Operating Activities (per above)
Investing activities of vehicle programs	2,344
Financing activities of vehicle programs	(1,289)
Capital expenditures	65
Proceeds received on asset sales	(13)
Change in restricted cash	(2)
Purchase of GPS navigational units	13

Net Cash Provided by Operating Activities (per above)	$1,418

Table 5

Avis Budget Group, Inc.

DEFINITIONS AND RECONCILIATIONS OF NON-GAAP MEASURES

(In millions)

The accompanying press release includes certain non-GAAP (generally accepted accounting principles) financial measures as defined under SEC rules. To the extent not provided in the press release or accompanying tables, we have provided below the reasons we present these non-GAAP financial measures, a description of what they represent and a reconciliation to the most comparable financial measure calculated and presented in accordance with GAAP.

DEFINITIONS

EBITDA

The accompanying press release presents EBITDA, which represents income (loss) from continuing operations before non-vehicle related depreciation and amortization, any goodwill, other intangible asset or equity investment impairment charge, non-vehicle related interest (other than intercompany interest related to tax benefits and working capital advances) and income taxes. We believe that EBITDA is useful as a supplemental measure in evaluating the aggregate performance of our operating businesses. EBITDA is the measure that is used by our management, including our chief operating decision maker, to perform such evaluation. It is also a component of our financial covenant calculations under our credit facilities, subject to certain adjustments. EBITDA should not be considered in isolation or as a substitute for net income or other income statement data prepared in accordance with GAAP and our presentation of EBITDA may not be comparable to similarly-titled measures used by other companies.

A reconciliation of EBITDA to income before income taxes can be found on Table 1 and a reconciliation of income before income taxes to net income can be found on Table 2.

EBITDA excluding unusual items and income before income taxes excluding unusual items

The accompanying press release presents EBITDA and income before income taxes for the three and nine months ended September 30, 2008 excluding unusual items. Unusual items consist of restructuring-related expenses and the settlement of a litigation claim for EBITDA. For income before income taxes, unusual items include restructuring-related expenses, the settlement of a litigation claim, separation-related costs and the impairment of (i) goodwill, (ii) our tradenames asset and (iii) our investment in Carey Holdings, Inc.

During the three and nine months ended September 30, 2008, we recorded (i) $6 million of restructuring costs primarily related to severance for headcount reductions, (ii) a $5 million charge for the settlement of a litigation claim and (iii) a charge of $1,262 million for the impairment of goodwill, our tradenames asset and our investment in Carey to reflect a decline in their fair values compared to their carrying values. During the nine months ended September 30, 2008, we recorded $2 million in separation-related costs. Separation-related costs were expenses incurred in connection with the execution of the plan to separate Cendant Corporation (as we were formerly known) into four independent companies. Table 1 presents income (loss) before income taxes, income (loss) from continuing operations and EPS from continuing operations (diluted), excluding unusual items.

We believe that EBITDA excluding unusual items and income before income taxes excluding unusual items are useful as supplemental measures in evaluating the aggregate performance of the Company. We exclude restructuring-related expenses, the settlement of the litigation claim, the impairment of goodwill, our tradenames asset and our investment in Carey Holdings, Inc., and separation-related costs as such items are not representative of the results of operations of our business at September 30, 2008.

Reconciliation of Avis Budget Group, Inc. EBITDA excluding unusual items to net loss:

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Avis Budget Group, Inc. EBITDA, excluding unusual items	$141	$250

Less: Non-vehicle related depreciation and amortization	23	62
Interest expense related to corporate debt, net	31	92

Avis Budget Group, Inc. income before income taxes, excluding unusual items	87	96

Less unusual items:
Separation-related costs	—	2
Restructuring charge	6	6
Settlement of a litigation claim	5	5
Impairment of goodwill, tradenames and equity investment	1,262	1,262

Avis Budget Group, Inc. loss before income taxes	(1,186)	(1,179)
Benefit from income taxes	(180)	(176)

Net loss	$(1,006)	$(1,003)

Reconciliation of Avis Budget Group, Inc. EPS from continuing operations, excluding unusual items to EPS from continuing operations:

	Three Months Ended September 30, 2008	Nine Months Ended September 30, 2008
Avis Budget Group, Inc. EPS from continuing operations, excluding unusual items (diluted)	$0.55	$0.60
Less unusual items:
Separation-related costs, net of tax	—	0.01
Restructuring charge, net of tax	0.03	0.04
Settlement of a litigation claim, net of tax	0.03	0.03
Impairment of goodwill, tradenames and equity investment, net of tax	10.40	10.36

Avis Budget Group, Inc. EPS from continuing operations (diluted)	$(9.91)	$(9.84)

	Three Months Ended September 30, 2007	Nine Months Ended September 30, 2007
Avis Budget Group, Inc. EPS from continuing operations, excluding unusual items (diluted)	$0.61	$0.94

Less unusual items:
Separation-related costs, net of tax	0.01	—

Avis Budget Group, Inc. EPS from continuing operations (diluted)	$0.60	$0.94

Debt under vehicle rental programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC

Table 1 of the accompanying press release presents debt under vehicle programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC, which is a related party entity. We present debt under vehicle programs, net of our investment as we made a decision to invest funds from vehicle sales into Avis Budget Rental Car Funding as equity rather than use such funds to repay debt during the first quarter of 2008 and we believe that this presentation presents our debt due to third party lenders within our debt under vehicle programs as of September 30, 2008 on a more comparable basis to December 31, 2007.

Reconciliation of debt under vehicle rental programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC to debt under vehicle programs:

	As of
	September 30, 2008	December 31, 2007
Debt under vehicle programs, net of investment in Avis Budget Rental Car Funding (AESOP) LLC	$6,286	$5,366
Investment in Avis Budget Rental Car Funding (AESOP) LLC	562	230

Debt under vehicle programs	$6,848	$5,596

Free Cash Flow

Represents Net Cash Provided by Operating Activities adjusted to include the cash inflows and outflows relating to (i) capital expenditures and GPS navigational units, (ii) the investing and financing activities of our vehicle programs, (iii) asset sales and (iv) the change in restricted cash. We believe that Free Cash Flow is useful to management and the Company’s investors in measuring the cash generated by the Company that is available to be used to repurchase stock, repay debt obligations, pay dividends and invest in future growth through new business development activities or acquisitions. Free Cash Flow should not be construed as a substitute in measuring operating results or liquidity, and our presentation of Free Cash Flow may not be comparable to similarly-titled measures used by other companies. A reconciliation of Free Cash Flow to the appropriate measure recognized under GAAP (Net Cash Provided by Operating Activities) is presented in Table 4, which accompanies this press release.

Projected Free Cash Flow

The accompanying press release presents projected Free Cash Flow as a percentage of income before income taxes. We do not provide a reconciliation of projected Free Cash Flow to Net Cash Provided by Operating Activities as we do not forecast all of the components within Net Cash Provided by Operating Activities.